                                                                    Exhibit 4.17

NOTARIAL CERTIFICATE

I, NEIL DAVID RISSIK, of Sandton, in the Gauteng Province, Republic of South Africa, a duly sworn and admitted Notary Public, certify that the attached copy of a SALE OF BUSINESS AGREEMENT entered into on 24 December 2001 between AngloGold Limited, Clidet No. 383 (Proprietary) Limited, Harmony Gold Mining Company Limited and African Rainbow Minerals (Proprietary) Limited, is a true copy of the original thereof.



SANDTON, 7 January 2002

/s/ N D Rissik
-----------------------
N D RISSIK
NOTARY PUBLIC




BOWMAN GILFILLAN INC
SANDTON

                           SALE OF BUSINESS AGREEMENT

                                    between

                               ANGLOGOLD LIMITED

                                      and

                      CLIDET NO. 383 (PROPRIETARY) LIMITED

                                      and

                      HARMONY GOLD MINING COMPANY LIMITED

                                      and

                 AFRICAN RAINBOW MINERALS (PROPRIETARY) LIMITED



                       [CLIFFE DEKKER FULLER MOORE LOGO]

                         CLIFFE DEKKER FULLER MOORE INC

              ATTORNEYS NOTARIES CONVEYANCERS TRADEMARK ATTORNEYS
                                ESTABLISHED 1853

                               TABLE OF CONTENTS

 1   INTERPRETATION                                              1

 2   PREAMBLE                                                    9

 3   CONDITIONS PRECEDENT                                        9

 4   SALE                                                       12

 5   CONSIDERATION AND PAYMENT                                  12

 6   VALUE-ADDED TAX                                            13

 7   INTERIM PERIOD                                             14

 8   STOCKTAKING                                                19

 9   LIABILITIES                                                20

10   ENVIRONMENTAL MANAGEMENT FUND                              21

11   CONTRACTS                                                  23

12   LICENSES                                                   24

13   ERNEST OPPENHEIMER HOSPITAL                                25

14   EMPLOYEES                                                  25

15   PROVISION OF SERVICES AND ACCESS                           28

16   IMPLEMENTATION                                             29

17   APPLICATIONS FOR MINING AUTHORISATIONS                     29

18   WARRANTIES BY ANGLOGOLD                                    30

19   PUBLICATION IN TERMS OF INSOLVENCY ACT                     31

20   SURETYSHIP                                                 31

21   BREACH                                                     32

22   DISPUTES                                                   32

23   CO-OPERATION                                               33

24   NOTICES AND DOMICILIUM                                     34

25   GENERAL                                                    35

26   BENEFIT OF THE AGREEMENT                                   36

27   APPLICABLE LAW AND JURISDICTION                            36

28   COSTS                                                      37

                           SALE OF BUSINESS AGREEMENT

                                    between

                               ANGLOGOLD LIMITED

                                      and

                      CLIDET NO. 383 (PROPRIETARY) LIMITED

                                      and

                      HARMONY GOLD MINING COMPANY LIMITED

                                      and

                 AFRICAN RAINBOW MINERALS (PROPRIETARY) LIMITED



WHEREBY THE PARTIES AGREE AS FOLLOWS

1  INTERPRETATION

1.1  In this agreement-

1.1.1 clause headings are for convenience only and are not to be used in its interpretation;

1.1.2     an expression which denotes -

1.1.2.1        any gender includes the other genders;

1.1.2.2        a natural person includes a juristic person and vice versa;

1.1.2.3        the singular includes the plural and vice versa.

1.2 In this agreement, unless the context indicates a contrary intention, the following words and expressions bear the meanings assigned to them and cognate expressions bear corresponding meanings -

1.2.1 "ACQUISITION" means the acquisition by Freegold of the businesses in terms of this agreement;

1.2.2 "ANGLOGOLD" means ANGLOGOLD LIMITED, Registration No. 1944/017354/06, a public company incorporated in the Republic of South Africa;

1.2.3 "ARM" means AFRICAN RAINBOW MINERALS (PROPRIETARY) LIMITED, Registration No. 1997/020158/07, a private company incorporated in the Republic of South Africa;

1.2.4 "ASSOCIATED COMPANIES" means AngloGold Health Services (Proprietary) Limited and, where applicable, Metisella Investments Limited;

1.2.5 "BUSINESSES" means the gold mining businesses known as the Bambanani, Joel, Matjhabeng and Tshepong mines and the Ernest Oppenheimer Hospital business, together with all their associated assets and infrastructure, as carried on by AngloGold and its associated companies as at the signature date, as going concerns, and includes the business assets, the specified liabilities and any other liabilities specifically provided for herein;

1.2.6 "BUSINESS ASSETS" means all assets used in or in connection with the businesses and all assets necessary for the continuation of the businesses' mining, ore treatment, gold extraction, hospital and other operations, excluding the excluded assets but including, without limitation, the following assets --

1.2.6.1   the immovable property;

1.2.6.2 all slimes dams, waste rock dumps and other surface sources situated on the immovable property and to which AngloGold or any of its associated companies has title;

1.2.6.3 all surface right uses used for mining purposes (and, without limitation, all purposes incidental thereto) in or in connection with the businesses and to which AngloGold or any of its associated companies has title;

1.2.6.4   all equipment and other assets used in the Ernest Oppenheimer
          Hospital;

1.2.6.5   the mineral rights and mining leases;

1.2.6.6 all of the shares in and claims on loan account against Jeannette Gold Mines Limited ("JEANNETTE") held by AngloGold or its associated companies on the signature date;

1.2.6.7 all underground and surface infrastructure and equipment used primarily in or in connection with the businesses, save for the consumable and capital stores and group spares referred to in clause 1.2.6.18, Freegold acknowledging, for the purposes of the Mine Health and Safety Act, 1996 (Act No. 29 of 1996), that the equipment is reasonably practicably safe and that employees of Freegold are aware of the proper use and mining operation of such equipment;

1.2.6.8 the businesses' metallurgical plants and tailings disposal facilities including all such plants and facilities previously belonging to FSC and Joel and to which AngloGold or any of its associated companies has title;

1.2.6.9 all assets which are owned by AngloGold or its associated companies and which are used primarily in or in connection with the businesses;

1.2.6.10 all assets which form part of AngloGold's head office which are integral to the day to day operations of the businesses, save for any assets which are integral to the day to day operations of any of AngloGold's other businesses;

1.2.6.11 the vehicles owned by AngloGold and its associated companies which are used primarily in connection with the businesses;

1.2.6.12 all time and attendance hardware and software, it being agreed that, if neither Freegold, ARM nor Harmony has at any time any further use for such hardware and software, AngloGold will be entitled to purchase it for R1.00 (One Rand);

1.2.6.13 all computer hardware and software and other technology and all other intellectual property of every description (including but not limited to all geological cores) currently being used by AngloGold primarily in relation to the operations of the businesses;

1.2.6.14 all information relating primarily to the businesses in whatever format and whether recorded in writing, on any electronic medium or otherwise, including details of the deep mine research project insofar as it relates exclusively to the businesses, it being agreed that AngloGold shall have reasonable access to the environmental research project and related data compiled by it in respect of the businesses;

1.2.6.15 all dressing stations, clinics,hospitals and other medical facilities situated on the immovable property, and all equipment used in such stations, clinics, hospitals and facilities;

1.2.6.16 all deposits in respect of the provision of services to the businesses and payments made in advance by AngloGold in respect of the businesses, it being agreed that AngloGold shall be entitled to retain all such deposits and payments made in advance in respect of services not taken over by Freegold.

1.2.6.17 all capital items forming part of any capital development program in respect of the businesses which have been delivered to the relevant site; and

1.2.6.18 all stock in trade of AngloGold (including gold work in progress and all of the businesses stocks of refrigerant (as at the signature date) for the cooling plant) relating to the businesses on the effective date, whether recorded as assets or not, but excluding --

1.2.6.18.1     all consumable stores;

1.2.6.18.2     all group spares; and

1.2.6.18.3 those capital stores which have not been specifically allocated to the businesses or which were not purchased exclusively for the businesses.

1.2.7 "BUSINESS DAY" means a day other than a Saturday, a Sunday or a day which is a statutory public holiday in the Republic of South Africa;

1.2.8 "CALL RATE" means the basic rate of interest (percent, per annum, compounded monthly in arrear and calculated on a 365 day year irrespective of whether or not the year is a leap year) from time to time quoted by ABSA Bank Limited as being its call deposit rate, as certified by any manager of that bank, whose appointment and designation need not be proved;

1.2.9     "CONDITIONS PRECEDENT" means the conditions precedent set out in clause 3;

1.2.10 "CONTRACTS" means the contracts to be listed in the schedule referred to in clause 3.1.6;

1.2.11    "EFFECTIVE DATE" means 1 January 2002;

1.2.12    "EMPLOYEES" means, save as otherwise agreed, --

1.2.12.1 all employees of AngloGold and its associated companies who are employed in respect of the businesses and are listed on the payrolls of the businesses, excluding the employees listed in annexe "A" to the initial sale of business agreement; and

1.2.12.2 all of AngloGold's employees employed in its "business services" division and who render services primarily in connection with the businesses;

1.2.13 "EXCLUDED ASSETS" means those assets listed in annexe "B" to the initial sale of business agreement;

1.2.14 "FSC" means Free State Consolidated Gold Mines (Operations) Limited, Registration No. 1937/009266/06, a public company incorporated in the Republic of South Africa;

1.2.15 "FREEGOLD" means CLIDET NO. 383 (PROPRIETARY) LIMITED, Registration No. 2001/029602/07, a private company incorporated in the Republic of South Africa, the name of which will be changed to Freegold (Proprietary) Limited or such other name as may be acceptable to the parties an the Registrar of Companies;

1.2.16 "HARMONY" means HARMONY GOLD MINING COMPANY LIMITED, Registration No. 1950/038232/06, a public company incorporated in the Republic of South Africa;

1.2.17 "IMMOVABLE PROPERTY" means the immovable property more fully described in a separate sale of property agreement to be signed simultaneously with this agreement;

1.2.18 "IMPLEMENTATION DATE" means the 10th (Tenth) business day after the date of fulfilment of the last of the conditions precedent;

1.2.19 "INITIAL SALE OF BUSINESS AGREEMENT" means the notarial sale of business agreement entered into between AngloGold and Biprops 76 (Proprietary) Limited on 29 November 2001;

1.2.20 "JOEL" means H J Joel Gold Mining Company Limited, Registration No. 1985/001995/06, a public company incorporated in the Republic of South Africa;

1.2.21 "MINERAL RIGHTS" means all of AngloGold and its associated companies' mineral rights (including participation rights and options) in the Welkom Goldfield as more fully described in annexes "D1" (description) and/or "D2" (plan) to the initial sale of business agreement and as may be identified by Freegold. ARM or Harmony, using their best endeavours, prior to the implementation date (or such later date as may be agreed by AngloGold, which agreement shall not be unreasonably withheld), it being recorded that it is the intention of the parties that AngloGold and its associated companies will, as at the implementation date, no longer hold any mineral rights whatsoever in the Welkom Goldfield;

1.2.22 "MINING LEASES" means the mining leases more fully described in annexe "E1" (description) and/or "E2" (plan and co-ordinates) to the initial sale of business agreement;

     1.2.23    "PARTIES" means the parties to this agreement;

     1.2.24 "PRIME RATE" means the rate (per cent, per annum) from time to time charged by ABSA Bank Limited for similar amounts on unsecured overdraft to its prime customers in good standing in the private sector, as certified by any manager of that bank whose appointment it will not be necessary to prove, calculated on a daily basis and compounded monthly in arrear;

     1.2.25 "SALE OF PROPERTY AGREEMENT" means the sale of property agreement referred to in clause 1.2.17;

     1.2.26 "SIGNATURE DATE" means the date of signature of the memorandum of understanding entered into between AngloGold, ARM and Harmony, being 21 November 2001;

     1.2.27    "SPECIFIED LIABILITIES" means --

     1.2.27.1 AngloGold's rehabilitation liability in respect of the businesses as at the effective date; and

     1.2.27.2 AngloGold's liability in respect of the claims listed in annexe "F" to the initial sale of business agreement and any other similar environmental claims, the cause of action of which arose prior to the effective date ("THE ADDITIONAL CLAIMS").

     1.3 Any substantive provision conferring rights or imposing obligations on any party in the interpretation clause shall be given effect to as if it were a substantive provision in the body of this agreement.

     1.4 Words and expressions defined in any clause shall, unless the application of any such word or expression is specifically limited to that clause, bear the meaning assigned to such word or expression throughout this agreement.

1.5 No provision herein shall be construed against or interpreted to the disadvantage of any party by reason of such party having or being deemed to have structured, drafted or introduced such provision.

1.6 The eiusdem generis rule shall not apply and whenever the term "including" is used followed by specific examples, such examples shall not be construed so as to limit the meaning of that term.

1.7 Unless specifically otherwise provided, any number of days prescribed shall be determined by excluding the first and including the last day or, where the last day falls on a Saturday, a Sunday or public holiday, the next succeeding business day.

1.8 A reference to any statutory enactment shall be construed as a reference to that enactment as at the signature date and as amended or re-enacted from time to time.

1.9 In this agreement the word "AGREEMENT" refers to this agreement and the words "CLAUSE" or "CLAUSES" refer to clauses of this agreement.

2. PREAMBLE

2.1  AngloGold owns and carries on the businesses.

2.2 Freegold wishes to purchase the businesses as going concerns and AngloGold is prepared to sell the businesses to Freegold on the terms and conditions herein contained.

3. CONDITIONS PRECEDENT

3.1 Save for the provisions of this clause 3 and clauses 7, 8, 20 to 25, 27 and 28 which will become effective immediately, this agreement is subject to the fulfilment of the following conditions precedent --

3.1.1 the conclusion of a joint venture agreement between ARM and Harmony in respect of their shareholding in Freegold;

3.1.2 the section 39 relief referred to in clause 3.1.1 of the initial sale of business agreement is not granted;

3.1.3 the consent of the Minister of Minerals and Energy to the cession of the mining leases to Freegold on terms and conditions reasonably acceptable to Freegold;

3.1.4 the granting of a temporary mining authorisation in terms of section 10 of the Minerals Act, 1991 (Act No. 50 of 1991) ("THE MINERALS ACT") to Freegold in respect of the businesses, it being recorded for the avoidance of doubt that Freegold shall be obliged to, and shall forthwith and at its own cost, apply for such mining authorisation;

3.1.5 the granting of all necessary authorisations to Freegold in terms of the National Nuclear Regulator Act, 1999 (Act No. 47 of 1999);

3.1.6 AngloGold and Freegold reaching agreement on the contracts to be ceded and assigned to Freegold and listing such contracts in a schedule initialled by both parties;

3.1.7 the unconditional approval of the acquisition in terms of the Competition Act, 1998 (Act No. 89 of 1998), or the conditional approval on terms and conditions acceptable to the parties; and

3.1.8     the obtaining of Harmony shareholders' approval, if necessary.

3.2 Each of the parties will use its best endeavours (and the parties will co-operate in good faith) to procure the fulfilment of such of the conditions precedent as are within its control as soon as reasonably possible after the signature date.

3.3 The conditions precedent will only be capable of being waived by agreement between the parties.

3.4  Unless the conditions precedent referred to in _____

3.4.1     clause 3.1.1 is fulfilled by not later than 21 January 2002;

3.4.2     clause 3.1.2 is fulfilled by not later than 31 January 2002; and

3.4.3     clauses 3.1.3 to 3.1.8 are fulfilled by not later than 30 April 2002,

     or such later date as may be agreed in writing between the parties then
     _____

     (a)  the acquisition will lapse and no longer be of any force or effect;

     (b) the parties will negotiate in good faith so as to ensure that they are placed in the same position as they were prior to the entering into of this agreement, having regard to the negotiations leading up to the entering into this agreement and all other relevant factors; and

     (c) Freegold, ARM and Harmony will have a continuing obligation to preserve the confidentiality of AngloGold's proprietary information relating to the businesses.

3.5 Notwithstanding anything to the contrary herein contained, the provisions of this clause 3 and clauses 20 to 25, 27 and 28 will survive the failure of this agreement to become unconditional.

3.6 It is agreed that the terms and conditions referred to in clause 15 are subject to the fulfilment of the condition precedent that this agreement is entered into and becomes unconditional in accordance with its terms.

4    SALE

4.1 AngloGold hereby sells to Freegold which hereby purchases the businesses as going concerns.

4.2 Notwithstanding the signature and implementation dates and subject to the fulfilment of the conditions precedent, risk in and to and benefit of the businesses shall pass to Freegold on the effective date.

4.3 Notwithstanding the signature or implementation dates, the sale will be deemed to have taken place on the effective date and, subject to the fulfilment of the conditions precedent and the provisions of clause 4.4 ownership of the businesses will be deemed to have passed to Freegold on the effective date.

4.4 Ownership of the immovable property, the surface right permits and the mineral rights shall pass to Freegold on registration of transfer and registration of cession of those rights, as the case may be, into the name of Freegold in the appropriate Registry and, in the case of the immovable property, on the basis set out in the sale of property agreement.

5    CONSIDERATION AND PAYMENT

5.1 The consideration payable for the businesses by Freegold to AngloGold is an amount which will ensure that AngloGold receives an aggregate consideration of R2,200,000,000.00 (Two thousand two hundred million Rands) after tax payable in respect of the disposal of the businesses; plus interest on the amount of R1,800,000,000.00 (One thousand eight hundred million Rands) at the call rate from the effective date to the day immediately preceding the implementation date ("THE CONSIDERATION").

5.2  The consideration will be paid by Freegold as follows --

5.2.1 an amount of R1,800,000,000.00 (One thousand eight hundred million Rands) plus the interest referred to in clause 5.1 on the implementation date;

5.2.2       R400,000,000.00 (Four hundred million Rands) on 1 January 2005; and

5.2.3 the balance of the consideration 5 (Five) business days before AngloGold is obliged to pay recoupment tax, capital gains tax and any other income taxes ("the taxes") on the disposal of the businesses, it being agreed that AngloGold will notify Freegold in writing as soon as it becomes aware of the date on which it is obliged to pay the taxes.

5.3 It is agreed that Freegold will be entitled to allocate the consideration to the business assets in its discretion, provided that AngloGold is guaranteed to receive an amount equal to the consideration and provided further that AngloGold has approved such allocation, which approval shall not be unreasonably withheld.

5.4 Should any portion of the consideration not be paid on the due date of payment thereof, then such overdue amount will bear interest at the prime rate, from the due date of payment thereof to the date of actual payment, both dates inclusive.

5.5 All payments to be made in terms of this agreement will be made by electronic transfer of immediately available and freely transferable funds to such account as the payee may reasonably designate, free of any deductions or set-off whatsoever, in the currency of the Republic of South Africa.

6    VALUE-ADDED TAX

6.1       The parties have agreed that -

6.1.1 the sale in terms hereof constitutes the sale of separately identifiable enterprises forming part of the enterprises of AngloGold and its associated companies;

6.1.2 such enterprises are sold as going concerns;

6.1.3 at the signature, effective and implementation dates, such enterprises will be income earning activities and will be transferred as such;

6.1.4 all the assets of such enterprises necessary for its continued operation are being sold in terms hereof;

6.1.5 the consideration for the businesses is inclusive of value-added tax at the rate of zero percent.

6.2 AngloGold warrants that it and its associated companies are registered as vendors in terms of the Value-Added Tax Act, 1991 (Act No. 89 of 1991) and that Freegold will be so registered, retrospectively to the effective date, prior to the implementation date.

6.3 AngloGold shall, if so requested by Freegold, furnish to Freegold the appropriate VAT invoice (on a zero rated basis) by not later than the implementation date. Should for any reason value-added tax be payable by AngloGold, then Freegold shall be obliged, on written demand from AngloGold, to pay in addition to the purchase consideration the amount of such value-added tax to AngloGold against delivery by AngloGold to Freegold of an appropriate VAT invoice.

7     INTERIM PERIOD

7.1   For the purposes of this clause --

7.1.1 "THE FIRST INTERIM PERIOD" shall mean the period commencing on 21 November 2001 and terminating on the effective date; and

7.1.2 "THE SECOND INTERIM PERIOD" shall mean the period commencing on the effective date and terminating on the implementation date or, in the event that this agreement does not become unconditional, on the date on which this agreement lapses.

7.2 It is agreed that AngloGold will manage the businesses in accordance with the provisions of clause 7.12 during the first interim period, subject to Freegold having the right to reasonable access to designated personnel of the businesses for planning purposes; it being agreed that all profits and losses during the first interim period will be for AngloGold's account.

7.3 AngloGold will be entitled to continue with its voluntary separation programme in respect of the employees up to 31 December 2001, provided that it shall be obliged to pay all amounts due in terms of such programme and it shall not be entitled to offer voluntary separation to any geologists or mine captains without the prior written consent of Freegold.

7.4 AngloGold shall be entitled, during the first and second interim periods, to transfer certain of the employees to its other operations with the prior written consent of Freegold.

7.5 It is agreed that Freegold will manage the businesses in accordance with the provisions of clauses 7.9 and 7.12 during the second interim period, it being agreed that all profits and losses during the second interim period will be for the account of Freegold in the event that this agreement becomes unconditional, or for the account of AngloGold in the event that this agreement does not become unconditional.

7.6 During the second interim period, all of AngloGold's head office/off-region costs shall be excluded for the purposes of calculating the profits and losses of the businesses unless Freegold requires AngloGold's head office/regional services, in which event such services will be supplied at cost. For the avoidance of doubt, it is agreed that all of such head office/off-region costs shall, unless required by Freegold, be for AngloGold's account.

7.7 Freegold shall be obliged to refund AngloGold for all costs justifiably incurred by it on behalf of Freegold during the second interim period in the event that this agreement becomes unconditional.

7.8 AngloGold shall be obliged to refund Freegold for all costs justifiably incurred by them on behalf of AngloGold during the second interim period in the event that this agreement does not become unconditional.

7.9 During the second interim period, Freegold shall act in accordance with AngloGold's mining authorisation applicable to the businesses and any approved Environmental Management Program in respect of the businesses as a contractor, and Freegold, ARM and Harmony hereby jointly and severally indemnify and hold AngloGold harmless, subject to the remaining provisions of this clause 7, against any claims, damages, loss and/or expense arising from and/or connected to any act or omission on the part of Freegold, ARM or Harmony, arising from and/or connected with its management of the businesses in terms of this clause 7.

7.10 AngloGold shall continue to insure the businesses and the business assets at its cost until 28 February 2002. Freegold shall reimburse AngloGold for the cost of such insurance for the period from the effective date to the expiry of the second interim period provided this agreement becomes unconditional. ARM and Harmony shall procure that Freegold insures the businesses and the business assets at its cost from 1 March 2002 until the expiry of the second interim period, provided that AngloGold shall assist and co-operate with ARM and Harmony in obtaining the most cost effective insurance for such period. The parties shall procure the necessary endorsements on the insurance policies recording their respective interests.

7.11 ARM and Harmony hereby undertake to nominate suitably qualified persons to be appointed as managers of the businesses in terms of the Mine Health and Safety Act, 1996 (Act No. 29 of 1996) during the second interim period.

7.12 Save as otherwise agreed between the parties or provided in this memorandum, the party/ies managing the businesses ("MANAGING PARTY") hereby undertakes --

7.12.1 to inform the other of them of all material decisions regarding the management of the businesses;

7.12.2 to continue to carry on the businesses in the ordinary and regular course and in accordance with current plans and capital programs (to the extent possible) and the trading style presently used;

7.12.3 that there will be no material adverse change in the financial position of the businesses other than as a result of circumstances, including but not limited to fluctuations in the gold price, beyond the managing party's control;

7.12.4 not, without the prior written consent of the other party, to enter into any transaction, incur any liability, acquire any asset or dispose of any asset of or relating to the businesses save in the ordinary and regular course of conduct of the businesses;

7.12.5     not to do anything or omit to do anything which could --

7.12.5.1     materially prejudice the goodwill of the businesses;

7.12.5.2     reduce the scope of the businesses;

     7.12.5.3 result in any third party varying the terms on which it transacts business with AngloGold in respect of the businesses;

     7.12.6 not to vary the terms and conditions of employment or working conditions of any of the employees nor agree to any compensation or benefit for the termination of the employment of any such employees, save as otherwise provided herein or in respect of normal increases and bonuses and any retrenchment programme implemented by Freegold in accordance with applicable legislation, it being agreed that all retrenchments shall be subject to AngloGold's prior written consent, which consent shall not be unreasonably withheld;

     7.12.7 not, without the prior written consent of the other party/s, to terminate or transfer the employment of any of the senior employees or any other employees who are not on the businesses' payroll but nevertheless dedicate all or substantially all of their time to the businesses; and

     7.12.8 to maintain normal and adequate levels of gold work in progress and dedicated capital equipment relating to the businesses.

     7.13 In the event that any dispute shall arise between the parties in respect of the management of the businesses (or the calculation of the profits and losses referred to in clauses 7.2 and 7.5), during the first or the second interim period, such dispute will be referred for joint resolution to an executive officer of AngloGold and an executive nominated by Freegold, associated on a daily basis with the businesses. In the event that the said executives are unable to resolve the issue within 3 (Three) business days after the referral, the provisions of clause 7.14 will apply.

     7.14 Any issue which is not resolved in terms of clause 7.13 will be referred to the chief operating officer of AngloGold and a senior executive nominated by Freegold for joint resolution. In the event that the said persons are unable jointly to resolve the issue within 3 (Three) business days after the referral, the decision of the person representing the party who is managing the businesses at that point in time shall, subject to the provisions of clause 7.12, be final and binding on the parties in respect of the relevant issue.

8    STOCKTAKING

8.1 AngloGold shall as near as possible to the effective date cause a stocktaking to be commenced, and to be continued until the completion thereof, of all the consumable stores of the businesses ("THE STOCKS") on the same basis as applied by it in the past but in any event in accordance with the following provisions -

8.1.1 each of the parties will be entitled to be represented at the stocktaking;

8.1.2 after the stocktaking has been completed a schedule reflecting the description, quantity and location of the stocks will be prepared and initialled by the parties;

8.1.3 the stocks as reflected in the schedule referred to in clause 8.1.2 will be adjusted for any stock movements between the date of stocktaking and the effective date;

8.1.4     any stocks which are -

8.1.4.1        materially damaged; or

8.1.4.2        unusable as being incomplete, redundant, slow moving or obsolete,

          will be valued at Nil unless the parties agree in writing on the value thereof.

8.2 Should there be any dispute as to whether any item of stock falls within any category set out in clause 8.1.4 the dispute will be determined by AngloGold's auditors --

8.2.1 whose decision will be made within 5 (Five) business days of their appointment;

8.2.2     who will act as experts and not as arbitrators;

8.2.3 whose decision will, in the absence of manifest error, be final and binding on the parties; and

8.2.4 who will determine the liability for their charges which will be paid accordingly.

8.3 Upon completion of the schedule referred to in clause 8.1.2, the parties will agree the value of the stocks on the basis of the lower of cost or net realisable value, and failing agreement the stocks referred to will be valued at the lower of cost or net realisable value by AngloGold's auditors, subject mutatis mutandis to the provisions of clause 8.2.

8.4 Freegold shall acquire the stocks with effect from the effective date and shall pay the lower of the cost or net realisable value of the stocks in 12 (Twelve) equal monthly instalments, the first instalment being payable on 31 January 2002.

9    LIABILITIES

9.1 AngloGold hereby delegates to Freegold which assumes the specified liabilities with effect from the effective date. Freegold hereby indemnifies AngloGold and holds it harmless against all or any losses, liabilities, damages, expenses, costs and/or claims which AngloGold may suffer as a result of Freegold failing to comply fully or timeously with its obligations under the specified liabilities.

 9.2 Save for the specified liabilities and as otherwise provided herein, all liabilities of businesses arising prior to the effective date are retained by AngloGold for its own account. AngloGold hereby indemnifies Freegold and holds it harmless against all or any losses, liabilities, damages, expenses, costs and/or claims which Freegold may suffer as a result of AngloGold failing to comply fully or timeously with its obligations under any such liabilities.

 9.3 It is recorded for the avoidance of doubt that all liabilities of the businesses, including any environmental claims, the cause of action of which arises after the effective date, shall be for Freegold's account.

 9.4 Freegold's liability in respect of the claims referred to in clause
     1.2.27.2 shall be subject to an aggregate maximum liability of R10,000,000.00 (Ten million Rands). AngloGold shall manage any opposition to such claims and Freegold shall be entitled to be fully involved in any such opposition. Neither AngloGold nor Freegold shall be entitled to settle any claims without the other's prior written consent, which consent shall not be unreasonably withheld. AngloGold hereby warrants that it is not aware of the existence of any additional claims as at the signature date.

10   ENVIRONMENTAL MANAGEMENT FUND

10.1 AngloGold will, on the implementation date, pay into a trust fund specifically established for this purpose ("THE FUND") an amount equal to AngloGold's funded rehabilitation liability in respect of the businesses as at the effective date (being an amount equal to the current funded amount of approximately R190,000,000.00 (One hundred and ninety million Rands) plus interest accrued thereon, and an additional amount of R250,000,000.00 (Two hundred and fifty million Rands)).

10.2 The fund will be established by AngloGold prior to the implementation date subject to the following --

10.2.1 the fund shall be a separate fund for the businesses and shall not be used for any other purpose without AngloGold's prior written approval, which approval shall not be unreasonably withheld;

10.2.2 the principal terms and conditions of the trust deed of the fund will be as set out in annexe "G" of the initial sale of business agreement;

10.2.3 the trust deed of the fund shall be approved by the South African Revenue Service prior to the implementation date;

10.2.4 the trustees of the fund shall initially be AngloGold nominees but shall be replaced by nominees of Freegold on the implementation date or as soon as possible thereafter;

10.2.5 the trust deed of the fund will not be amended without AngloGold's prior written approval, which approval shall not be unreasonably withheld;

10.2.6 Freegold shall deposit amounts into the fund as agreed between Freegold, the Department of Minerals and Energy and the South African Revenue Service;

10.2.7 Freegold will provide AngloGold, on an annual basis, with an estimate of the rehabilitation liability, details of all amounts paid into or by the fund and the accounts of the fund; and

10.2.8 Freegold shall, on an on-going basis, contribute to the fund such amounts as shall be required in order to ensure that the total of all contributions to the fund at any point in time shall be not less than the total amount which it is obliged to hold in the fund at that point in time, as agreed with the Department of Minerals and Energy and the South African Revenue Service, from time to time ("THE

               TOTAL OBLIGATION''), in respect of the businesses relating to rehabilitation and/or any other environmental matter.

     10.3 If the amount of the total contributions to the fund shall be less at any time than the total obligation, Freegold shall, save only for debt repayments and interest payments required in respect of the financing of the acquisition, not distribute any cash other than by way of contribution to the fund until any such shortfall shall have been extinguished.

     10.4    ARM and Harmony hereby -

     10.4.1 jointly and severally indemnify and hold AngloGold harmless in respect of any claim, loss, damage or expense which AngloGold may suffer and/or incur in connection with and/or arising from the specified liabilities; and

     10.4.2 undertake that Freegold shall, on an on-going basis, contribute to the fund such amounts as shall be required in order to ensure that the total of all contributions to the fund at any point in time shall be not less than the total obligation, in respect of the businesses relating to rehabilitation and/or any other environmental matter.

     10.5 ARM and Harmony hereby undertake to ensure that, if the amount of the total contributions to the fund shall be less at any time than the total obligation, Freegold shall, save only for debt repayments and interest payments required in respect of the financing of the acquisition, not distribute any cash other than by way of contribution to the fund until any such shortfall shall have been extinguished.

     11.     CONTRACTS

     11.1 AngloGold hereby cedes and assigns all of its right, title and interest in and to the contracts to Freegold, which will take over and complete all the contracts for its own account.

11.2 Freegold will ensure that all of the contracts will be fully complied with by Freegold at its cost.

11.3 AngloGold hereby indemnifies and holds Freegold harmless against all claims which may be made against Freegold under any of the contracts arising out of any act or omission of AngloGold prior to the implementation date in respect of such contract. Freegold hereby agrees that the indemnity contained in this clause 11.3 shall not apply in respect of any act or omission of AngloGold which is as a direct or indirect result of any act or omission of Freegold in managing the businesses during the second interim period.

11.4 AngloGold undertakes to use its best endeavours to procure the consent of all third parties to the contracts to the cession and assignment of such contracts to Freegold, if possible, with effect from the implementation date.

11.5 Should any such other parties fail or refuse to give its consent as aforesaid where such consent is a requirement for such cession and assignment, AngloGold will appoint Freegold as its sub-contractor on the basis that Freegold indemnifies and holds AngloGold harmless against all and any claims which may be made against AngloGold arising from any act or omission of Freegold in respect of such sub-contracted work. Any work so performed by Freegold shall be for the profit or loss of Freegold.

11.6 Should it not be possible for the parties to implement the provisions of clause 11.5 for any reason, the parties shall forthwith meet and in good faith agree an alternative solution which will achieve the same or substantially the same result.

12   LICENCES

     AngloGold shall grant or procure the granting of licences to Freegold to use all the computer and other technology and intellectual property referred to in clause 1.2.6.13, free of any additional charge, save for licence fees payable to third parties for the period after the effective date, in perpetuity or for so long as legally possible, it being noted that Freegold will not be entitled to grant any rights allowing third parties to use any of the above mentioned-computer software, unless the licensor consents thereto.

13   ERNEST OPPENHEIMER HOSPITAL

     Freegold will use commercially reasonable endeavors to ensure that the Ernest Oppenheimer Hospital remains in operation and shall be obliged to offer AngloGold a right of first refusal to acquire the Hospital and all major equipment should it wish to dispose of the Hospital or such equipment, which right must be exercised within a period of not more than 30 (Thirty) days after such offer has been communicated to AngloGold in writing;

14   EMPLOYEES

14.1 The contracts of employment of each of the employees will be transferred to Freegold in accordance with the provisions of section 197 of the Labour Relations Act, 1995 (Act No. 66 of 1995)("THE LRA"), it being recorded for the avoidance of doubt that in terms of section 197 of the LRA the period of service of each employee with AngloGold shall be recognised by Freegold and shall be deemed, for the purposes of the agreement of employment between such employee and Freegold, to be the period of service of such employee with Freegold.

14.2 Subject to the provisions of clauses 14.5, 14.6 and 14.10, Freegold shall be liable for all employee related costs in respect of all periods after the effective date.

14.3 Freegold will not assume employee related liabilities in respect of any period prior to the effective date save for liabilities in respect of the accumulated leave and bonus pay referred to in clause 14.14 and, subject to the provisions of clauses 14.9 and 14.10, the post retirement medical funding liability in respect of the employees.

14.4 Save as otherwise provided herein, all employee related liabilities, the cause of action of which arises prior to the effective date, are retained by AngloGold for its own account. AngloGold hereby indemnifies Freegold and holds it harmless against all or any losses, liabilities, damages, expenses, costs and/or claims which Freegold may suffer as a result of AngloGold failing to comply fully or timeously with its obligations under any such liabilities.

14.5 AngloGold shall remain liable for the medical related liabilities of persons who became continuation and widowed members' (Cawms) prior to the effective date.

14.6 In the event that any of the employees is dismissed prior to the effective date and is thereafter reinstated, Freegold shall be obliged to offer employment to such employee and AngloGold shall be obliged to pay all amounts due to such employee for all periods prior to the reinstatement date.

14.7 Freegold shall be obliged to take delivery of all employee related records, provided that such records will be made available to AngloGold at all reasonable times for the purposes of any outstanding labour disputes and provided further that Freegold will provide AngloGold with reasonable assistance in regard to such disputes.

14.8 The employees shall remain as members of the Goldmed medical scheme ("GOLDMED") until not later than 2 (Two) months after the implementation date or such other date as the parties may agree, whereafter the employees will become members of a medical scheme nominated by Freegold ("THE NOMINATED MEDICAL SCHEME")
         it being agreed that Freegold will, subject to the provisions of clauses 14.9 and 14.10, be responsible for payment of the employers' portion of the contribution to Goldmed medical scheme in respect of the employees from the effective date until the employees become members of the nominated medical scheme as aforesaid.

14.9 Freegold shall reimburse AngloGold for all employer post retirement medical aid contributions which AngloGold is obliged to pay, in terms of the applicable employment terms and conditions, in respect of all employees not employed at the Joel or Matjhabeng mines whose employment is terminated at any time after the effective date but before they become members of the nominated medical scheme.

14.10 AngloGold shall be responsible for all employer post retirement medical aid contributions which it is obliged to pay, in terms of the applicable employment terms and conditions, in respect of all employees employed at the Joel or Matjhabeng mines whose employment is terminated at any time after the effective date but prior to the earlier of the date on which they become members of the nominated medical scheme and the expiry of a period of 2 (Two) months after the implementation date.

14.11 Save as set out in clauses 14.5 and 14.10, AngloGold shall have no liability in regard to the post retirement medical expenses of the employees.

14.12 FreeGold shall be obliged, within 2 (Two) months of the implementation date, to secure alternative retirement fund arrangements for all of the employees who are members of AngloGold's retirement fund/s (as opposed to industry retirement funds) on the basis that such employees' fully funded entitlement under the AngloGold retirement fund/s will be transferred to such alternative fund.

14.13 AngloGold and its associated companies will not be entitled, without Freegold's prior written consent to employ any of the employees for a period of 6 (Six) months from the implementation date.

14.14 On the implementation date AngloGold shall pay to Freegold an amount equal to AngloGold's liability in respect of the accumulated leave as at the effective date, and accumulated bonus pay up to and including the last measuring cycle immediately prior to the effective date, in respect of the employees.

14.15 It is agreed that registered dependants of the employees who are resident in the Lusikisiki area shall, at the election of Freegold, be entitled to make use of AngloGold's medical centre in the area provided that Freegold shall be obliged to subsidise the cost of treatment of such dependants to the same extent that they are currently subsidised by AngloGold. The provisions of this clause shall not be construed as constituting a stipulatio alteri in favour of the said dependants.

15        PROVISION OF SERVICES AND ACCESS

15.1 The parties agree that AngloGold will provide the following services to Freegold in regard to the businesses --


15.1.1 the existing information technology services upon the terms and conditions contained in annexe "H" to the initial sale of business agreement;

15.1.2 the existing payroll, time and attendance records and administration service (including access to data processing required for these purposes) upon the terms and conditions contained in annexe "I" to the initial sale of business agreement; and

15.1.3 the existing financial and commercial services upon the terms and conditions contained in annexe "J" to the initial sale of business agreement.

15.2 AngloGold hereby agrees to grant Freegold reasonable access to the Gyromat survey instrument, which forms part of the excluded assets, at the same rates as paid by AngloGold's associated companies.

15.3 AngloGold hereby agrees to grant Freegold access to its "group spares pool" subject to the operating procedures contained in the agreements currently in existence, between AngloGold on the one hand and Harmony or ARM on the other, in respect of group spares.

16   IMPLEMENTATION

16.1 Implementation of the sale will take place on the implementation date, on which date AngloGold will place Freegold in control and possession of the businesses and the business assets.

16.2 AngloGold hereby undertakes to sign and execute upon request by Freegold all such documents as may reasonably be required to procure, at the cost of Freegold, the transfer to Freegold and, to the extent possible, the registration of transfer into the name of Freegold, of the business assets.

16.3 Transfer of the immovable property shall be effected by Freegold's attorneys upon the terms and conditions contained in the sale of property agreement.

16.4 Cession of the mining leases and mineral rights and transfer of the surface right permits, shall be effected by Freegold's attorneys as soon as possible after the implementation date.

17   APPLICATIONS FOR MINING AUTHORISATIONS

17.1   Freegold will, within 8 (Eight) months of the implementation date --

17.1.1 apply for the granting of a mining authorisation in terms of section 9 of the Minerals Act; and

17.1.2 submit its Environmental Management Program in respect of the businesses for approval,

     and will expeditiously and diligently pursue the said granting and approval;

17.2 Should it for any reason become impossible or impractical to give effect to clause 17.1, the parties will use their best endeavours to reach agreement on alternative arrangements which will have as near as possible the same effect.

18   WARRANTIES BY ANGLOGOLD

18.1 AngloGold hereby unconditionally warrants to and in favour of Freegold that -

18.1.1 save as disclosed in annexe "K" to the initial sale of business agreement, it is the sole and beneficial owner of the business assets and has the right and is able to sell and give free and unencumbered title to the business assets to Freegold;

18.1.2 save as disclosed in annexe "K" to the initial sale of business agreement, none of the business assets are subject to any reservation of ownership, lease, lien, hypothec, mortgage, notarial bond, pledge or other encumbrance whatsoever;

18.1.3 save as disclosed in annexe "K" to the initial sale of business agreement, no person has any right (whether pursuant to any option, right of first refusal or otherwise) to purchase or acquire (whether as security or otherwise) any of the business assets;

18.1.4 it has the legal capacity and has taken all necessary corporate action required to empower and authorise it to enter into and implement this agreement on the terms and conditions herein set out.

18.2 Save for those warranties and representations expressly given or made in this agreement, no warranties or representations are given or made, whether express or implied, and the business assets are being sold on a voetstoots basis.

19   PUBLICATION IN TERMS OF INSOLVENCY ACT

19.1 The parties agree that notice of the sale of the businesses pursuant to this agreement will not be published as contemplated in Section 34 of the Insolvency Act, 1936.

19.2 Freegold will have no duty to resist any proceedings to attach or to take possession of any of the business assets instituted by any person in consequence of notice of this transaction not being published. AngloGold hereby indemnifies Freegold against any loss or damage which Freegold may suffer as a result of notice of this transaction not being published as aforesaid.

19.3 AngloGold hereby assumes the risk of attachment of any of the business assets as a result of such notice not being published and undertakes to compensate Freegold on demand in the event of any such attachment in an amount equal to the replacement value of such business asset.

20   SURETYSHIP

     Subject to the provisions of clause 10.4, ARM and Harmony shall be jointly and severally liable for any amounts due by Freegold to AngloGold pursuant to the provisions of this agreement or the initial sale agreement for a period of 12 (Twelve) months from the effective date.

21   BREACH

21.1 Should any party commit a breach of this agreement, any aggrieved party will be entitled to terminate this agreement only if such breach constitutes a material breach. A breach will not be deemed to be a material breach if -

21.1.1 it is capable of being remedied within a reasonable time and is so remedied after written notice calling upon the defaulting party to do so within 10 (Ten) business days of such notice; or

21.1.2 it is incapable of being remedied or is not remedied within the period set out in 21.1.1 above, if payment in money will compensate for such breach and such payment is made within 10 (Ten) business days after written request for such payment.

21.2 Subject to the provisions of 21.1 above, if a party commits a breach of this agreement and fails to remedy such breach within 10 (Ten) business days of written notice requiring the breach to be remedied, then the party giving the notice will be entitled, at its option, either to cancel this agreement and claim damages or alternatively to claim specific performance of all the defaulting party's obligations, together with damages, if any, whether or not such obligations have fallen due for performance.

22   DISPUTES

22.1 Save as otherwise provided herein, in the event of any dispute or difference arising between the parties hereto relating to or arising out of this agreement, including the validity, implementation, execution, interpretation, rectification, termination or cancellation of this agreement, the parties shall forthwith meet to attempt to settle such dispute or difference, and failing such settlement within a period of 10
     (Ten) business days, the said dispute or difference shall on written demand by any party to the dispute be submitted to arbitration in

            Johannesburg in accordance with the rules of the Arbitration Foundation of Southern Africa ("THE FOUNDATION").

     22.2 Should the parties fail to agree an arbitrator within 10 (Ten) business days after arbitration has been demanded, the arbitrator shall be nominated at the request of any party to the dispute by the Foundation.

     22.3 The parties irrevocably agree that the submission to arbitration in terms of this clause is subject to the parties' rights of appeal set out hereunder.

     22.4 Any party to the arbitration may appeal the decision of the arbitrator within a period of 20 (Twenty) business days after the arbitrator's ruling has been handed down by giving written notice to that effect to the other party/ies to the arbitration. The appeal shall be dealt with in accordance with the rules of the Foundation by a panel of 3 (Three) arbitrators appointed by the Foundation.

     22.5 The decision of the arbitrator shall be final and binding on the parties to the arbitration after the expiry of the period of 20 (Twenty) business days from the date of the arbitrator's ruling if no appeal has been lodged by any party. A decision which becomes final and binding in terms of this clause 22.5 may be made an order of court at the instance of any party to the arbitration.

     22.6 Nothing herein contained shall be deemed to prevent or prohibit any party from applying to the appropriate court for urgent relief.

     22.7 The provisions of this clause will continue to be binding on the parties notwithstanding any termination or cancellation of the agreement.

     23   CO-OPERATION

          The parties undertake at all times to do all such things, perform all such actions and take all such steps and to procure the doing of all such steps as may be open to them and necessary for or incidental to the fulfilment of the conditions precedent and the putting into effect or maintenance of the terms, conditions and/or import of this agreement.

24   NOTICES AND DOMICILIUM

24.1 The parties hereto select as their respective domicilia citandi et executandi the following physical addresses, and for the purposes of giving or sending any notice provided for or required hereunder, the following -

     NAME           PHYSICAL ADDRESS                                     TELEFAX
     ----           ----------------                                     -------
     AngloGold      11 Diagonal Street                            (011) 637-6108
                    Johannesburg
                    2000

                    For the attention of the Company Secretary

     NAME           PHYSICAL ADDRESS                                     TELEFAX
     ----           ----------------                                     -------
     Freegold       Block 27                                      (011) 692-3879
                    Cnr Main Reef Road & Ward Avenue
                    Randfontein

                    For the attention of the Company Secretary

     NAME           PHYSICAL ADDRESS                                     TELEFAX
     ----           ----------------                                     -------
     Harmony        Block 27                                      (011) 692-3879
                    Randfontein Office Park
                    Cnr Main Reef Road & Ward Avenue
                    Randfontein

                    For the attention of the Company Secretary

     NAME           PHYSICAL ADDRESS                                     TELEFAX
     ----           ----------------                                     -------
     ARM            ARM House                                     (011) 883-5609
                    29 Impala Road
                    Chislehurston
                    Sandton

     or such other address or telefax number as may be substituted by notice given as herein required. Each of the parties shall be entitled from time to time by written notice to the other parties, to vary its domicilium to any other address which is not a post office box or post restante.

24.2 Any notice addressed to a party at its physical address shall be delivered by hand or sent by telefax.

24.3    Any notice shall be deemed to have been given -

24.3.1 if hand delivered during business hours on a business day, on the day of delivery;

24.3.2    if sent by telefax, on the date of sending such telefax.

24.4 Notwithstanding the above, any notice actually received by the party to whom the notice is addressed and will be deemed to have been properly given and received, notwithstanding that such notice has not been given in accordance with the provisions of this clause.

25  GENERAL

25.1 This agreement constitutes the whole of the agreement between the parties hereto relating to the matters dealt with in this agreement and save to the extent otherwise provided herein no undertaking, representation, term or condition relating to the subject matter of this agreement not incorporated in this agreement shall be binding on any of the parties.

25.2 No variation, addition, deletion, or agreed cancellation will be of any force or effect unless in writing and signed by or on behalf of the parties hereto.

25.3 No waiver of any of the terms and conditions of this agreement will be binding or effectual for any purposes unless in writing and signed by or on behalf of the party giving the same. Any such waiver will be effective only in the specific instance and for the purpose given. No failure or delay on the part of any party hereto in exercising any right, power or privilege hereunder will constitute or be deemed to be a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

25.4 Save as otherwise herein provided, neither this agreement nor any part, share or interest therein nor any rights or obligations hereunder may be ceded, assigned, or otherwise transferred without the prior written consent of the other parties.

25.5 This agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement as at the date of signature of the party last signing one of the counterparts. The parties undertake to take whatever steps may be necessary to ensure that both counterparts are duly signed by each of them without delay.

26   BENEFIT

     This agreement will inure for the benefit of and be binding upon the successors in title and permitted assigns of the parties hereto or any of them.

27   APPLICABLE LAW AND JURISDICTION

27.1 This agreement will in all respects be governed by and construed under the laws of the Republic of South Africa.

27.2 Subject to the provisions of this agreement, the parties hereto hereby consent and submit to the non-exclusive jurisdiction of the Witwatersrand Local Division of the High Court of the Republic of South Africa in any dispute arising from or in connection with this agreement.

28   COSTS

28.1 Each party will bear and pay its own legal costs and expenses of and incidental to the negotiation, drafting, preparation and implementation of this agreement and the merger notices required for the approval referred to in clause 3.1.7.

28.2 The fee payable to the Competition Commission shall be borne in equal shares by AngloGold and Freegold.

28.3 All costs of and associated with the transfer of the business assets to Freegold shall be for Freegold's account.

SIGNED at Sandton on this 24th day of December 2001

                         For and on behalf of
                         CLIDET NO. 383 (PROPRIETARY)
                         LIMITED



                         /s/
                         ------------------------
                         who warrants that he is duly
                         authorised

SIGNED at Sandton on this 24th day of December 2001

                         For and on behalf of
                         ANGLOGOLD LIMITED



                         /s/
                         ------------------------
                         who warrants that he is duly
                         authorised



                         /s/
                         ------------------------
                         who warrants that he is duly
                         authorised

SIGNED at Sandton on 24th December 2001.


                         For and on behalf of
                         HARMONY GOLD MINING
                         COMPANY LIMITED



                         /s/
                         ------------------------
                         who warrants that he is duly
                         authorised


SIGNED at Sandton on 24th December 2001.

                         For and on behalf of
                         AFRICAN RAINBOW MINERALS
                         (PROPRIETARY) LIMITED




                         /s/
                         ------------------------
                         who warrants that he is duly
                         authorised